CERTIFICATE OF PRESIDENT

DGI INVESTMENT TRUST

Pursuant to Rule 306 of Regulation S-T

I, the undersigned, Ramon Rosado-Linera, President of DGI Investment Trust (the “Trust”), do hereby certify that the prospectuses for the DGI Balanced Fund has been translated into the Spanish language. The Spanish version of the prospectus constitutes a full and complete representation of the English version which has been filed as a part of this Registration Statement. A copy of the Spanish version will be available for inspection upon request.

WITNESS my hand and the seal of the Trust this 28th of January 2026.

DGI Investment Trust

/s/Ramon Rosado-Linera
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Ramon Rosado-Linera, President